UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 29, 2026

Beneficient

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41715	72-1573705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 North St. Paul Street, Suite 4850

Dallas, Texas 75201

(Address of Principal Executive Offices, and Zip Code)

(214) 445-4700

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On October 29, 2026, Beneficient (the “Company”) held a Special Meeting of Stockholders (the “Meeting”). Holders of shares of the Company’s Class A common stock, $0.001 par value per share (the “Class A Common Stock”), and of the Company’s Class B common stock, $0.001 par value per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), representing a total of 13,985,852 shares were present or represented by proxy at the Meeting, representing approximately 74.0% of the Company’s total voting power as of the September 24, 2026 record date for the Meeting (the “Record Date”). Each share of Class A Common Stock was entitled to one vote per share, and each share of Class B Common Stock was entitled to ten votes per share.

The following are the voting results for the proposals considered and voted upon at the Meeting, each of which was described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 19, 2026 (the “Proxy Statement”).

Proposal 1: To approve, for purposes of Nasdaq Listing Rule 5635(d), the issuance of shares of the Company’s Class A Common Stock to YA II PN, Ltd. (“Yorkville”) pursuant to the Amended and Restated Standby Equity Purchase Agreement, dated June 26, 2026 (the “A&R SEPA”), and the convertible promissory notes in the original aggregate principal amount of $4.0 million issued thereunder (the “Promissory Notes”), which shares may represent more than 20% of the Company’s Common Stock outstanding as of the date of the A&R SEPA (“Proposal 1”).

As described in the Proxy Statement, the 2,902,240 shares of Class A Common Stock issued to Yorkville pursuant to the A&R SEPA and upon conversion of the Promissory Notes prior to the Record Date (the “Yorkville Shares”) were not entitled to vote on Proposal 1. The votes reported below include all of the Yorkville Shares. Excluding the Yorkville Shares, Proposal 1 received 11,017,901 votes for and 328,427 votes against.

Votes Cast For	Votes Cast Against	Abstentions
13,920,141	328,427	5,061

Proposal 2: To approve an adjournment of the Meeting, to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of Proposal 1 (“Proposal 2”).

Votes Cast For	Votes Cast Against	Abstentions
13,944,503	297,458	11,668

Based on the foregoing votes, both Proposal 1 and Proposal 2 were approved. Although Proposal 2 was approved, adjournment of the Meeting was not necessary because there were sufficient votes at the time of the Meeting to approve Proposal 1. No other matters were submitted to or voted on by the Company’s stockholders at the Meeting.

At the Meeting, a representative of Beneficient Holdings Inc. (“BHI”), the holder of approximately 92.6% of the outstanding Class B Common Stock, delivered a letter from BHI’s purported counsel challenging, among other things, the validity of the shares of Class A Common Stock issued in October 2025 upon the exchange of certain Preferred Series A Subclass 1 Unit Accounts of Beneficient Company Holdings, L.P. (the “Conversion Shares”). BHI has historically been controlled by Brad K. Heppner, the Company’s former Chief Executive Officer and Chairman of the Board. As previously disclosed, Mr. Heppner was convicted on May 7, 2026, of securities fraud, wire fraud and related charges in connection with a fraudulent scheme to enrich himself. The criminal trial revealed evidence that Mr. Heppner had fraudulently concealed his control of HCLP Nominees, L.L.C. (“HCLP”) and fabricated the purported HCLP debt.

The Company’s management has reviewed BHI’s objections and rejects them in their entirety. The Company believes the Conversion Shares were validly issued under the Company’s Exchange Agreement, dated June 6, 2023, by and among the Company, Beneficient Company Holdings, L.P. and Beneficient Company Group, L.L.C. (the “Exchange Agreement”), entered into in connection with the Company’s 2023 business combination. The Company’s position is based on a number of factors, including, among other items, that the Exchange Agreement or other portions of the business combination were approved by Mr. Heppner and BHI, that the Company has defenses of estoppel and laches, that the Company’s Stockholders Agreement, dated June 6, 2023, by and among the Company, BHI and Bruce Schnitzer (the “Stockholders Agreement”) does not permit a veto of exchanges under a pre-existing agreement, and that any purported rights of BHI under the Stockholders Agreement were procured by fraud and are unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

By:	/s/ Gregory W. Ezell
Name:	Gregory W. Ezell
Title:	Chief Financial Officer
Dated:	November 4, 2026